IMAGIS FACIAL RECOGNITION SOFTWARE
PURCHASED BY NEW ZEALAND CUSTOMS

New Zealand Customs Service is investigating the use of facial recognition software to apply against its core CUSMOD border management system.

WELLINGTON, NEW ZEALAND; VANCOUVER, CANADA, July 23, 2002 - Imagis Technologies Inc. ("Imagis") (OTCBB: IGSTF; TSX: NAB; Germany:IGY), a leading developer of biometric systems using advanced facial and image recognition technology, in conjunction with New Zealand Customs Service ("NZ Customs"), announced today that Imagis' ID-2000 facial recognition technology has been purchased by New Zealand Customs.

The department has purchased ID-2000 software from Imagis, a Canadian developer and marketer of biometric-based software, for the purpose of investigating the use of facial recognition software to apply against its core CUSMOD border management system. The software was purchased through Imagis' New Zealand-based business partner, ITB Solutions of Wellington.

"Our focus is experimental and investigative, creating local awareness within Customs of such technology," says Peter Rosewarne, NZ Customs' IS manager. "We're using the software to develop capabilities within the workflow of our existing processes. It's being applied against CUSMOD by developing applications such as detecting false images in documents, and alerts against known faces."

Mr. Rosewarne says the Imagis product was chosen because Imagis was a reputable vendor with an international presence and the software offered good value for NZ Customs applications.

Imagis ID-2000's sophisticated image analysis algorithms use more than 200 facial descriptors to capture and compare an individual's face against a database, quickly identifying individuals who pose a potential threat.

Features and functions include the ability to:

  Identify an individual within very large databases of images in seconds with high accuracy;
  Extract increased levels of three-dimensional facial information from standard digital photographs;
  Protect, secure, and synchronize image and data across a network, an intranet, or the Internet;
  Detect motion as well as faces;
  Compare images taken from video streams to those in a database;
  Authenticate a person's identity and determine possible matches to a facial photograph;
  Transmit information, including internationally, in a highly secure fashion;
  Search the database against both imagery and data;
  Securely search local and remote databases regardless of their physical location.

NZ Customs is Imagis' first customer in New Zealand. Vancouver-based Imagis established its regional office in Sydney, Australia, just three months ago.

About New Zealand Customs Service
 The New Zealand Customs Service is the government agency with the job of protecting the community from potential risks arising from international trade and travel, while facilitating the legitimate movement of people and goods across the border. Customs has over 800 staff around New Zealand, covering the main air and sea ports. More details on New Zealand Customs Service can be found on the Web at www.customs.govt.nz

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Imagis Technologies Inc.
July 23, 2002

About Imagis Technologies Inc.
 Imagis Technologies (OTCBB:IGSTF; TSX:NAB; Germany:IGY) is a leading developer of biometric systems using advanced facial and image recognition technology. This includes biometric security solutions and facial identification solutions for such industry sectors as law enforcement, airports, customs & immigration, driver's licences & passports, and other government agencies. In addition to providing stand-alone software solutions, Imagis offers a biometric facial recognition Software Development Kit (SDK) to third-party integrators and other software providers who want to develop their own biometric solutions based on Imagis' technology.

The Company, whose Chairman is Oliver "Buck" Revell, the former Associate Deputy Director of the FBI, has over one hundred installations of its software in the United States, the United Kingdom, Canada, and Mexico, including Britain's National Crime Squad (NCS), more than 50 RCMP detachments and police departments across Canada, over 40 police departments across the US, and Toronto's Pearson International Airport.

Imagis' technology has been endorsed by leading security agencies and police organizations around the world as an effective measure in identifying criminals, reducing fraud, assisting investigations, and preventing terrorism. More details on Imagis can be found on the Web at www.imagistechnologies.com.

The press release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include the risks and uncertainties described in our Form 10-KSB filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Imagis Technologies Inc. Media Contact: Sandra Buschau VP Investor & Media Relations Tel: +1.604.684.2449 E-mail: sandy@imagistechnologies.com http://www.imagistechnologies.com	New Zealand Customs Service Peter Rosewarne Manager, Information Systems Tel: +64-4-462-0330 E-mail: Peter.ROSEWARNE@customs.govt.nz http://www.customs.govt.nz/

ITB Solutions, New Zealand Alan Osborne ITB Solutions Tel: +64-4-801-5220 E-mail: alano@itbsolutions.co.nz http://www.itbsolutions.co.nz

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